Exhibit 99.1

Alico, Inc. Announces Financial Results for the Second Quarter and Six Months Ended March 31, 2022

Fort Myers, FL, May 9, 2022 - Alico, Inc. (“Alico” or the “Company”) (Nasdaq: ALCO) today announces financial results for the second quarter of fiscal year 2022 and the six months ended March 31, 2022, the highlights which are as follows:

•	Box production is down from the previous year due to greater fruit drop and freeze event.
•	Average pound solids per box this quarter are down from the previous year.
•	Market prices per pound solids increase in fiscal year 2022.
•	Company executed three-year option agreement with third party to sell approximately 899 citrus acres for $11,500 per acre.
•	Momentum of ranch land sales continued with latest transaction for approximately 645 acres at $5,400 per acre.
•	Balance sheet remains strong with a working capital ratio of 2.88 to 1.00.

Results of Operations

For the six months ended March 31, 2022, the Company recorded net income attributable to Alico common stockholders of approximately $30.8 million and earnings of $4.08 per diluted common share, compared to net income attributable to Alico common stockholders of approximately $8.7 million and earnings of $1.16 per diluted common share in the same period in the prior year. The increase in net income attributable to Alico common stockholders is due to (i) an increased amount of gain on the sale of real estate, property and equipment and assets held for sale being recorded in the six months ended March 31, 2022, compared to the six months ended March 31, 2021, primarily due to the sale of certain parcels of land from the Alico Ranch and (ii) the Company’s recognition in the six months ended March 31, 2022 of a charitable deduction associated with the sale of certain acres to the State of Florida, which resulted in the Company recording a tax benefit for the period. Partially offsetting this increase in net income attributable to Alico common stockholders was (i) the reduction in revenue generated from citrus operations from lower processed box production and pound solids per box due to greater fruit drop and a freeze event that occurred in late January 2022, (ii) the receipt by the Company of a lower amount of proceeds under the Florida Citrus Recovery Block Grant (“CRBG”) program in the six months ended March 31, 2022, compared to the six months ended March 31, 2021, as the reimbursement under the CRBG program is now substantially complete and (iii) the increase in cost of sales as a larger percentage of costs were allocated to cost of sales in the six months ended March 31, 2022 because the Company harvested a greater percentage of boxes, in relation to the estimated total boxes to be harvested for the full season, during the six months ended March 31, 2022, as compared to the same period in the prior year.

For the six months ended March 31, 2022, the Company earned EBITDA of $43.6 million, compared to $21.4 million for the six months ended March 31, 2021. Adjusted EBITDA for the six months ended March 31, 2022 and March 31, 2021 was approximately $7.7 million and $14.2 million, respectively.

When both periods are adjusted for certain non-recurring items, the Company realized an adjusted net loss of $0.18 per diluted common share for the six months ended March 31, 2022, compared to adjusted net income of $0.43 per diluted common share for the six months ended March 31, 2021.

These financial results reflect the seasonal nature of the Company’s business. The majority of the Company’s citrus crop is harvested in the second and third quarters of the fiscal year; consequently, most of the Company's gross profit and cash flows from operating activities are typically recognized in those quarters and the Company’s working capital requirements are typically greater in the first and fourth quarters of the fiscal year.

The Company reported the following financial results:

(in thousands, except for per share amounts and percentages)
	Three Months Ended March 31,				Six Months Ended March 31,
	2022	2021	Change		2022	2021	Change

Net income attributable to Alico, Inc. common stockholders	$20,702	$4,867	$15,835	NM	$30,833	$8,712	$22,121	NM
Earnings per diluted common share	$2.74	$0.65	$2.09	NM	$4.08	$1.16	$2.92	NM
EBITDA (1)	$31,983	$11,346	$20,637	181.9%	$43,551	$21,436	$22,115	103.2%
Adjusted EBITDA (1)	$5,290	$11,502	$(6,212)	(54.0)%	$7,661	$14,177	$(6,516)	(46.0)%
Net cash provided by operating activities	$18,406	$30,735	$(12,329)	(40.1)%	$8,798	$25,626	$(16,828)	(65.7)%

(1) See “Non-GAAP Financial Measures” at the end of this earnings release for details regarding these measures.

NM – Not Meaningful

Alico Citrus Division Results

Citrus production for the three and six months ended March 31, 2022 and 2021 is summarized in the following table.

(in thousands, except per box and per pound solids data)

	Three Months Ended				Six Months Ended
	March 31,		Change		March 31,		Change
	2022	2021	Unit	%	2022	2021	Unit	%
Boxes Harvested:
Early and Mid-Season	1,348	1,734	(386)	(22.3)%	2,175	2,519	(344)	(13.7)%
Valencias	1,883	2,043	(160)	(7.8)%	1,883	2,043	(160)	(7.8)%
Total Processed	3,231	3,777	(546)	(14.5)%	4,058	4,562	(504)	(11.0)%
Fresh Fruit	19	11	8	72.7%	88	59	29	49.2%
Total	3,250	3,788	(538)	(14.2)%	4,146	4,621	(475)	(10.3)%

Pound Solids Produced:
Early and Mid-Season	7,013	9,466	(2,453)	(25.9)%	11,034	13,598	(2,564)	(18.9)%
Valencias	9,781	11,670	(1,889)	(16.2)%	9,781	11,670	(1,889)	(16.2)%
Total	16,794	21,136	(4,342)	(20.5)%	20,815	25,268	(4,453)	(17.6)%

Average Pound Solids per Box
Early and Mid-Season	5.20	5.46	(0.26)	(4.8)%	5.07	5.40	(0.33)	(6.1)%
Valencias	5.19	5.71	(0.52)	(9.1)%	5.19	5.71	(0.52)	(9.1)%

Price per Pound Solids:
Early and Mid-Season	$2.55	$2.30	$0.25	10.9%	$2.56	$2.28	$0.28	12.3%
Valencias	$2.64	$2.40	$0.24	10.0%	$2.64	$2.40	$0.24	10.0%

For the six months ended March 31, 2022, Alico Citrus harvested approximately 4.1 million boxes of fruit, a decrease of 10.3% from the same period of the prior fiscal year. The decrease is principally related to fewer pieces of fruit available on the citrus trees in the current harvest season, as well as greater fruit drop, which is believed to be caused by disease and weather, as compared to the prior harvest season. In late January 2022, almost all of the Company’s groves, along with many of the other groves in Florida, were impacted by a significant freeze event which adversely impacted our 2021-22 Valencia crop. The Company’s Early and Mid-Season crop was substantially harvested before the freeze.  The Company now believes that there does not appear to be long-term measurable damage to its Early and Mid-Season and Valencia citrus trees.

The Company experienced an overall decrease in the blended average pound solids per box, which was 5.13 for the six months ended March 31, 2022, compared to 5.54 for the six months ended March 31, 2021. Part of the reason for the decline is due to the Company accelerating the harvesting of its Valencia crop, due to the freeze event, in order to maximize box production this season.

The Company has realized an increase in the price per pound solid of 11.2% for the six months ended March 31, 2022 as compared to the same period in the prior year. A significant reason for this improvement is the continued strength of consumption of not-from-concentrate orange juice by retail consumers. This strong demand, combined with the overall lower production of citrus fruit, has reduced inventory supply to lower-than-normal levels at Florida citrus juice processors, which has contributed to higher prices for citrus fruit. Based on Nielsen data published on April 9, 2022, there has been an increase in consumption of not-from-concentrate orange juice by retail consumers of approximately 7.4% for the twenty-four-week period ended March 26, 2022, as compared to the similar twenty-four-week period prior to the COVID-19 pandemic.

To date, COVID-19 has not impacted the Company’s harvesting activities, there have been no disruptions in delivering fruit to the processors due to COVID-19, and COVID-19 has not materially challenged operations.

Land Management and Other Operations Division Results

Land Management and Other Operations includes lease income from leases for grazing rights, hunting leases, a farm lease, a lease to a third party of an aggregate mine, leases of oil extraction rights to third parties and other miscellaneous income.

Income from operations for the Land Management and Other Operations Division for the six months ended March 31, 2022 decreased by $0.2 million, compared to the six months ended March 31, 2021. This decline was principally due to the sale of certain ranch land acres, resulting in fewer acres now being leased under grazing and hunting leases. Partially offsetting this decline was the result of a third-party non-refundable deposit of $0.1 million expiring and being recognized as income during the three and six months ended March 31, 2022.

Management Comment

John Kiernan, President and Chief Executive Officer, commented, “The current citrus harvest season has been a disappointing one for Alico, as well as for the entire industry in Florida. In late January 2022, the freeze event negatively impacted the current-year Valencia harvest.  This harvest season was already anticipated to produce less fruit than in the prior year, so the freeze took us from bad to worse from a production perspective.

“The USDA is currently forecasting a 33.9% decline in the current year Valencia crop, as compared to the same period in the prior year, with a significant portion of the decline being attributed to the freeze event. We are anticipating our decline to be approximately 12-15%. We believe this substantially lower rate of decline, as compared to the state forecast, is due to the efficiencies generated by the Company’s comprehensive grove management program, as well as due to certain aggressive and sustained precautionary measures the Company took to minimize the impact of the freeze event on its groves and production. We are also encouraged that there does not appear to be long-term measurable damage to Alico’s trees, so our production could see a recovery next season, but we will need to continue to evaluate tree health through the summer.

“We are continuing to pursue opportunistic real estate transactions, including selling portions of our non-core ranch land at attractive prices. In our latest ranch land sale transaction, which occurred in April 2022, we received $5,400 per acre, which is the highest price per acre the company has ever realized. As previously communicated, we have entered into a Purchase Option Agreement (“Option Agreement”) with a third party, E.R. Jahna Industries, Inc. (“Jahna”), for the sale of approximately 899 acres of land at a price of approximately $11,500 per acre and exercised a right of first refusal to purchase approximately 85 undeveloped acres near the previously owned Alico Plant World, which had been sold by Alico in 2017, for approximately $2.4 million.”

Mr. Kiernan continued, “Although this has been a difficult harvest season for us, as well as for most Florida citrus growers, we believe we have taken the appropriate steps, including our citrus tree replanting program, to generate greater box production in the years ahead. We are pleased with the real estate activity which has taken place and look forward to continued momentum with this activity.”

Other Corporate Financial Information

General and administrative expenses for the six months ended March 31, 2022 was approximately $5.1 million, compared to approximately $5.2 million for the six months ended March 31, 2021. The slight decrease was attributable in large part to (i) reduced payroll expenses of approximately $0.2 million primarily relating to the reduction in administrative personnel made during the fiscal year ended September 30, 2021 and during the six months ended March 31, 2022; (ii) a reduction in consulting expense resulting from the Company incurring approximately $0.2 million in corporate advisory fees in the six months ended March 31, 2021; and (iii) a reduction in Director’s fees of approximately $0.1 million, relating to a modification of the compensation arrangement for the Board of Directors. Partially offsetting these decreases were increases relating to (i) an increase of approximately $0.1 million relating to a company-sponsored incentive for employees to obtain the COVID 19 vaccine; (ii) a net increase in stock compensation expense of approximately $0.1 million relating to Restricted Stock awarded to certain executives, senior managers and other employees; (iii) consulting expenses of approximately $0.1 million relating the Company’s Environmental, Sustainability and Governance (“ESG”) implementation strategy and related work; and (iv) an increase in accrual for paid time off of approximately $0.1 million.

Other income (expense), net for the six months ended March 31, 2022 and 2021 was approximately $33.3 million and approximately $1.1 million, respectively. The increase in other income, net, is primarily due to gains on sale of real estate, property and equipment and assets held for sale of approximately $35.0 million relating to the sale during the six months ended March 31, 2022 of approximately 8,226 acres, in the aggregate, from the Alico Ranch to several third parties. By comparison, for the six months ended March 31, 2021, the Company recognized gains of approximately $3.3 million relating to the sale of real estate, property and equipment and assets held for sale. Additionally, a decrease in interest expense of approximately $0.5 million for the six months ended March 31, 2022, as compared to the six months ended March 31, 2021, was the result of the reduction of its long-term debt attributable to making its mandatory principal payments and certain prepayments.

Guidance

The Company is reiterating its previously updated guidance for the fiscal year ended September 30, 2022 as follows:

•	The Company is projecting fiscal year 2022 net income to be between $35.6 million and $38.9 million.
•

The Company is projecting for fiscal year 2022 adjusted net income (loss) (after adjusting out for expected non-recurring items, such as the real estate sales) to be between $(4.1) million and $(2.3) million.

•	The Company is projecting fiscal year 2022 EBITDA to be between $59.0 million and $64.2 million.
•	The Company is projecting for fiscal year 2022 adjusted EBITDA (after adjusting out for expected non-recurring items, such as the real estate sales) to be between $13.0 million and $16.0 million.

Dividend

On April 8, 2022, the Company paid a second quarter cash dividend of $0.50 per share on its outstanding common stock to stockholders of record as of March 25, 2022.

Balance Sheet and Liquidity

The Company continues to demonstrate financial strength within its balance sheet, as highlighted below:

•	The Company’s working capital was approximately $46.1 million at March 31, 2022, representing a 2.88 to 1.00 ratio.
•	The Company maintains a solid debt to equity ratio. At March 31, 2022, September 30, 2021, and September 30, 2020 the ratios were 0.46 to 1.00, 0.51 to 1.00, and 0.68 to 1.00, respectively.

As of March 31, 2022 and 2021, the Company had long-term debt, including lines of credit, net of cash and cash equivalents and restricted cash, of approximately $98.0 million and $132.5 million, respectively.

On April 29, 2022, the Company made a prepayment on one of its Met Variable-Rate Term Loans in an amount of approximately $15.6 million and the loan is now fully satisfied.

About Alico

Alico, Inc. primarily operates two divisions: Alico Citrus, one of the nation’s largest citrus producers, and Land Management and Other Operations, which include land leasing and related support operations. Learn more about Alico (Nasdaq: “ALCO”) at www.alicoinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These forward-looking statements are based on Alico’s current expectations, estimates and projections about our business based, in part, on assumptions made by our management and can be identified by terms such as “plans,” “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “believes,” and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance, or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules, including tax laws and tax rates; climate change; weather conditions that affect production, transportation, storage, demand, import and export of fresh product and their by-products, such as the freeze in the last week of January 2022; increased pressure from diseases including citrus greening and citrus canker, as well as insects and other pests; disruption of water supplies or changes in water allocations; market pricing of citrus; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest rates; availability of refinancing; availability of financing for land development activities and other growth and corporate opportunities; onetime events; acquisitions and divestitures; ability to make strategic acquisitions or divestitures; ability to redeploy proceeds from divestitures; ability to consummate selected land acquisitions; ability to take advantage of tax deferral options; seasonality; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; changes in agricultural land values; impact of the COVID-19 outbreak and coronavirus pandemic on our agriculture operations, including without limitation demand for product, supply chain, health and availability of our labor force, the labor force of contractors we engage, and the labor force of our competitors; other risks related to the duration and severity of the COVID-19 outbreak and coronavirus pandemic and its impact on Alico’s business; the impact of the COVID-19 outbreak and coronavirus pandemic on the U.S. and global economies and financial markets, including without limitation related legislative and regulatory initiatives; access to governmental loans and incentives; any reduction in the public float resulting from repurchases of common stock by Alico; changes in equity awards to employees; whether the Company's dividend policy, including its recent increased dividend amounts, is continued; expressed desire of certain of our stockholders to liquidate their shareholdings by virtue of past market sales of common stock, by sales of common stock or by way of future transactions designed to consummate such expressed desire; political changes and economic crises; ability to implement ESG initiatives; competitive actions by other companies; increased competition from international companies; changes in environmental regulations and their impact on farming practices; the land ownership policies of governments; changes in government farm programs and policies and international reaction to such programs; changes in pricing calculations with our customers; fluctuations in the value of the U.S. dollar, interest rates, inflation and deflation rates;

length of terms of contracts with customers; impact of concentration of sales to one customer; changes in and effects of crop insurance programs, global trade agreements, trade restrictions and tariffs; soil conditions, harvest yields, prices for commodities, and crop production expenses.  Other risks and uncertainties include those that are described in Alico’s SEC filings, including those Risk Factors described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2021, and our Quarterly Reports on Form 10-Q, which are available on the SEC’s website at http://www.sec.gov. Alico undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

This press release also contains financial projections that are necessarily based upon a variety of estimates and assumptions which may not be realized and are inherently subject, in addition to the risks identified in the forward-looking statement disclaimer, to business, economic, competitive, industry, regulatory, market and financial uncertainties, many of which are beyond the Company’s control.  There can be no assurance that the assumptions made in preparing the financial projections will prove accurate.  Accordingly, actual results may differ materially from the financial projections.

Investor Contact:

Investor Relations

(646) 374-4770

InvestorRelations@alicoinc.com

Richard Rallo

Senior Vice President and Chief Financial Officer

(239) 226-2000

rrallo@alicoinc.com

ALICO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	March 31,	September 30,
	2022	2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$23,516	$886
Accounts receivable, net	12,527	6,105
Inventories	33,183	43,377
Income tax receivable	—	3,233
Assets held for sale	129	160
Prepaid expenses and other current assets	1,227	1,152
Total current assets	70,582	54,913

Restricted cash	2,660	—
Property and equipment, net	373,863	373,231
Goodwill	2,246	2,246
Other non-current assets	3,561	2,827
Total assets	$452,912	$433,217

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,377	$7,274
Accrued liabilities	7,986	9,872
Long-term debt, current portion	4,285	4,285
Income tax payable	4,072	—
Other current liabilities	811	875
Total current liabilities	24,531	22,306

Long-term debt:
Principal amount, net of current portion	119,866	122,009
Less: deferred financing costs, net	(910)	(986)
Long-term debt less current portion and deferred financing costs, net	118,956	121,023
Deferred income tax liabilities, net	37,231	41,977
Other liabilities	638	306
Total liabilities	181,356	185,612
Commitments and Contingencies (Note 12)
Stockholders' equity:
Preferred stock, no par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $1.00 par value, 15,000,000 shares authorized; 8,416,145 shares issued and 7,552,669 and 7,526,004 shares outstanding at March 31, 2022 and September 30, 2021, respectively	8,416	8,416
Additional paid in capital	19,963	19,989
Treasury stock, at cost, 863,476 and 890,141 shares held at March 31, 2022 and September 30, 2021, respectively	(29,027)	(29,853)
Retained earnings	266,938	243,651
Total Alico stockholders' equity	266,290	242,203
Noncontrolling interest	5,266	5,402
Total stockholders' equity	271,556	247,605
Total liabilities and stockholders' equity	$452,912	$433,217

ALICO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Operating revenues:
Alico Citrus	$49,032	$55,268	$63,780	$68,194
Land Management and Other Operations	609	676	1,198	1,482
Total operating revenues	49,641	55,944	64,978	69,676
Operating expenses:
Alico Citrus	45,490	45,518	58,876	53,665
Land Management and Other Operations	152	200	292	388
Total operating expenses	45,642	45,718	59,168	54,053
Gross profit	3,999	10,226	5,810	15,623
General and administrative expenses	2,538	2,653	5,122	5,181
Income from operations	1,461	7,573	688	10,442
Other income (expense), net:
Interest expense	(870)	(1,089)	(1,771)	(2,278)
Gain (loss) on sale of real estate, property and equipment and assets held for sale	26,604	(17)	35,049	3,347
Other income	1	2	10	12
Total other income (expense), net	25,735	(1,104)	33,288	1,081
Income before income taxes	27,196	6,469	33,976	11,523
Income tax provision	6,579	1,579	3,279	2,829
Net income	20,617	4,890	30,697	8,694
Net loss (income) attributable to noncontrolling interests	85	(23)	136	18
Net income attributable to Alico, Inc. common stockholders	$20,702	$4,867	$30,833	$8,712
Per share information attributable to Alico, Inc. common stockholders:
Earnings per common share:
Basic	$2.74	$0.65	$4.09	$1.16
Diluted	$2.74	$0.65	$4.08	$1.16
Weighted-average number of common shares outstanding:
Basic	7,552	7,513	7,543	7,508
Diluted	7,556	7,513	7,548	7,508

Cash dividends declared per common share	$0.50	$0.18	$1.00	$0.36

ALICO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Six Months Ended March 31,
	2022	2021
Net cash provided by operating activities:
Net income	$30,697	$8,694
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	7,668	7,617
Debt issue costs expense	85	91
Gain on sale of real estate, property and equipment and assets held for sale	(35,049)	(3,347)
Loss on disposal of long-lived assets	909	1,200
Deferred income tax benefit	(4,746)	—
Stock-based compensation expense	630	630
Changes in operating assets and liabilities:
Accounts receivable	(6,422)	(6,662)
Inventories	10,194	10,820
Prepaid expenses	(74)	(259)
Income tax receivable	3,233	781
Other assets	(653)	278
Accounts payable and accrued liabilities	(2,015)	5,623
Income taxes payable	4,072	888
Other liabilities	269	(728)
Net cash provided by operating activities	8,798	25,626

Cash flows from investing activities:
Purchases of property and equipment	(10,428)	(10,336)
Acquisition of citrus groves	(136)	(18,230)
Net proceeds from sale of real estate, property and equipment and assets held for sale	36,657	3,442
Change in deposits on purchase of citrus trees	(95)	240
Advances on notes receivables, net	—	271
Other	—	15
Net cash provided by (used in) investing activities	25,998	(24,598)

Cash flows from financing activities:
Repayments on revolving lines of credit	(46,470)	(45,247)
Borrowings on revolving lines of credit	46,470	42,305
Principal payments on term loans	(2,143)	(5,377)
Exercise of stock options	170	—
Dividends paid	(7,533)	(2,025)
Net cash used in financing activities	(9,506)	(10,344)

Net increase (decrease) in cash and cash equivalents and restricted cash	25,290	(9,316)
Cash and cash equivalents and restricted cash at beginning of the period	886	19,687

Cash and cash equivalents and restricted cash at end of the period	$26,176	$10,371

Non-GAAP Financial Measures

Adjusted EBITDA

(in thousands)

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021

Net income attributable to common stockholders	$20,702	$4,867	$30,833	$8,712
Interest expense	870	1,089	1,771	2,278
Income tax provision	6,579	1,579	3,279	2,829
Depreciation, depletion, and amortization	3,832	3,811	7,668	7,617
EBITDA	31,983	11,346	43,551	21,436
Adjustments for non-recurring items:
Employee stock compensation expense (1)	86	101	282	186
Corporate advisory fees	—	201	—	201
Federal relief proceeds - Hurricane Irma	(175)	(163)	(1,123)	(4,299)
Gain on sale of real estate, property and equipment and assets held for sale	(26,604)	17	(35,049)	(3,347)
Adjusted EBITDA	$5,290	$11,502	$7,661	$14,177

(1) Includes stock compensation expense for current executives, senior management and other employees.

Adjusted Net Income (Loss) Per Diluted Common Share

(in thousands)

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021

Net income attributable to common stockholders	$20,702	$4,867	$30,833	$8,712
Adjustments for non-recurring items:
Employee stock compensation expense (1)	86	101	282	186
Corporate advisory fees	—	201	—	201
Federal relief proceeds - Hurricane Irma	(175)	(163)	(1,123)	(4,299)
Gain on sale of real estate, property and equipment and assets held for sale	(26,604)	17	(35,049)	(3,347)
Tax impact (2)	6,435	(49)	3,700	1,785
Adjusted net income (loss) attributable to common stockholders	$444	$4,974	$(1,357)	$3,238

Diluted common shares	7,556	7,513	7,548	7,508

Adjusted net income (loss) per diluted common share	$0.06	$0.66	$(0.18)	$0.43

(1) Includes stock compensation expense for current executives, senior management and other employees.
(2) Benefit in the six-month period ended March 31, 2022 is the result of a charitable contribution related to a sales transaction with the State of Florida.

Alico utilizes the non-GAAP measures EBITDA, Adjusted EBITDA, and Adjusted Net Income (Loss) per Diluted Common Share among other measures, to evaluate the performance of its business. Due to significant depreciable assets associated with the nature of our operations and, to a lesser extent, interest costs associated with our capital structure, management believes that EBITDA, Adjusted EBITDA and Adjusted Net Income (Loss) per Diluted Common Share are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business and help investors evaluate our ability to service our debt. Such measurements are not prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and should not be construed as an alternative to reported results determined in accordance with U.S. GAAP. The non-GAAP information provided is unique to Alico and may not be consistent with methodologies used by other companies. EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, depletion and amortization. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, depletion and amortization and adjustments for non-recurring transactions or transactions that are not indicative of our core operating results, such as gains or losses on sales of real estate, property and equipment and assets held for sale. Adjusted Net Income (Loss) per Diluted Common Share is defined as net income adjusted for non-recurring transactions divided by diluted common shares.